Exhibit 10.1

CONSULTING AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between 622 Capital LLC (the “Consultant”), and Inspire Veterinary Partners, Inc., (the “Company”) having its principal place of business at 780

Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452. (the “Company” or “Client”, collectively the “Parties”) on December 12th, 2025.

W I T N E S S E T H:

WHEREAS, the Consultant, a Delaware limited liability company, and;

WHEREAS the Client desires to utilize the services of the Consultant in connection with its business operations; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

CONSULTANT DUTIES. The Consultant shall provide to the Company certain consulting services (the “Services”) in the area of business development as it related to business financing opportunities. It is understood and acknowledged by the Parties that the value of the Consultant’s Services is not measurable in any quantitative manner.

1.	TERM. Effective as of the date hereof (the “Effective Date”) the Company hereby engages the Consultant to provide to it the Services commencing on December 12th, 2025.

2.	FEES. As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term, the Client shall pay the following Fees (the “Fees”):

a.	The Company shall issue a total of nine million four hundred fifty thousand (9,450,000) shares of the Company’s Class A common stock to the Consultant pursuant to the Company’s 2022 Equity Incentive Plan, in the following schedule: three million three hundred thousand (3,300,000) shares to be issued at signing, and six million one hundred fifty thousand (6,150,000) shares to be issued within five (5) business days following the execution of this Agreement. The remaining shares will be issued within (30) days.

3.	CLIENT DUTIES. The Client agrees to the following:

a.	The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and

b.	The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

4.	CONFIDENTIALITY. Each party agrees to hold private and confidential all confidential information of the other party and neither party, without the prior written consent of the other, shall divulge, disseminate, communicate or otherwise disclose any confidential or proprietary information of the other party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain. For the avoidance of doubt, the parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith. Upon termination or expiration of this Agreement, the Consultant shall promptly return or destroy all confidential information in its possession, including copies, summaries, and derivatives thereof, and provide written confirmation of such destruction upon request.

5.	INDEMNIFICATION. The Consultant shall indemnify, defend, and hold harmless the Company and its directors, officers, employees, and agents from and against any and all claims, actions, suits, or liabilities arising from gross negligence, willful misconduct, or violation of applicable laws by the Consultant in connection with this Agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement. The Consultant’s liability under this Agreement shall be limited to direct damages and shall not exceed the total Fees paid to the Consultant during the term. In no event shall the Consultant be liable for any consequential, indirect, or punitive damages.

6.	CLIENT REPRESENTATIONS & WARRANTIES. The Client hereby represents and warrants to the Consultant that his Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

7.	CONSULTANT REPRESENTATIONS & WARRANTIES. The Consultant hereby represents and warrants to the Client that his Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Consultant represents and warrants that it is in compliance with all applicable laws, including federal and state securities laws, and that its performance under this Agreement will not violate any applicable law, rule, or regulation.

8.	RELATIONSHIP AMONG THE PARTIES. Nothing contained in this Agreement shall be construed to (i) constitute the Parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Client; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Client in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Client and the Consultant agree that the relationship among the Parties shall be that of independent contractor. All intellectual property created by the Consultant in connection with the Services shall be owned solely by the Company. The Consultant agrees to assign and transfer any and all rights, title, and interest in such intellectual property to the Company.

9.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties. Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party. This Agreement may be terminated by either party upon thirty (30) days’ written notice, with or without cause. No amendment or modification of this Agreement shall be effective unless made in writing and signed by authorized representatives of both Parties.

10.	NON-SOLICITATION. During the Term of this Agreement and for twelve (12) months after any termination of this Agreement, Client will not directly or indirectly solicit or hire any employees or contractors of the Consultant who were directly involved in the provision of Services under this Agreement, without the prior written consent of the Consultant. The Consultant will provide names of consultants and customers upon termination. The Consultant agrees to the same non-solicitation terms.

11.	JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disputes involving securities or share issuance shall also be subject to applicable federal securities laws. The parties agree that any dispute arising out of or in relation to this contract shall be resolved by arbitration and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be conducted in the English language in the city of New York, New York. The arbitration shall be carried out using one of the following arbitration services: "JAMS, AAA, or NAM", using one arbitrator. The party demanding arbitration shall have the choice of one the three arbitration services named herein. The Consultant shall be entitled to attorneys’ fees and costs of bringing any action for unpaid fees or consideration

12.	SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

13.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.	NOTICES, PAYMENTS. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

15.	FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.	ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors of the Parties.

17.	COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed (or e-mailed) to another the Parties agree that a faxed (or e-mailed) signature shall be binding upon the Parties to this Agreement as though the signature was an original

18.	TERMINATION. Either party may terminate this Agreement at any time for any reason or on reason; however, such termination shall not remove the Company’s nor the Consultant’s obligations that survive per the terms of this Agreement, including, but not limited to, the Company’s obligation to pay the shares already earned by the Consultant.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

622 Capital LLC

By:
Name:
Title:

Inspire Veterinary Partners, Inc.

By:	/s/ Kimball Carr
Name:	Kimball Carr
Title:	President / CEO

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